Exhibit c-23





              NEGOTIABLE PROMISSORY NOTE
$3,970,378.00                        November 3, 1994


              FOR VALUE RECEIVED, the undersigned
("Maker") hereby unconditionally promises to pay to the order of CORPORATE CREDIT, INC., a New York Corporation
(together with its successors and assigns, the "Payee"), the amount of Three Million Nine Hundred
Seventy Thousand Three Hundred Seventy-Eight and 00/100
Dollars ($3,970,378.00) at the offices of the Payee, or at such other place as the Payee may designate in writing to the Maker. This amount shall be payable in installments as follows:

          $473,459.00 on May 15, 1996
          $565,294.00 on May 15, 1997
          $608,047.00 on May 15, 1998
          $587,349.00 on May 17, 1999
          $573,776.00 on May 15, 2000
          $551,043.00 on May 15, 2001
          $336,791.00 on May 15, 2002
          $274,619.90 on May 15, 2003

              This Note is secured by an assignment (as set forth in a Security Agreement between the Maker and Payee) of certain Collateral (as such term is defined in the Security Agreement between Payee and Maker) and may be negotiated, endorsed, assigned, transferred, pledged, or hypothecated by Payee and shall constitute a negotiable instrument. In the event that this Note is negotiated, endorsed, assigned, transferred, hypothecated and/or pledged, all references to Payee shall apply to the holder, pledgee or transferee as if named as original Payee under this Note.

              The Maker hereby waives presentment,
demand for payment, notice or dishonor, notice of protest, and protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guaranty of this instrument.

              The obligation to make payments to the
Payee hereunder is absolute and unconditional and the rights of said Payee shall not be subject to any defense, set-off, counterclaim or recoupment which the Maker may have against any person or entity, including, but not limited to, the Payee. If this Note is held by a commercial bank or a lending or financing institution, such holder, its successor, assigns and endorsees, shall in all respects be deemed a holder-in-due course, and the Maker expressly waives any rights it may have to assert that such holder or subsequent holder is not a holder-in-due course.

              Any of the following shall constitute an Event of Default ("Event of Default") hereunder: (a) the Maker shall fail to make any payment due hereunder as and when due and such failure shall continue for one day following Maker's receipt of notice thereof; (b) the Maker has made any material misrepresentation in or with respect to, or has breached or does breach any provision of, the Security Agreement or any other document or instrument delivered to Payee, which misrepresentation or breach is not cured to Payee's or any successor's or assign's complete satisfaction 10 days after notice to the Maker by the Payee; (c) the Maker shall become insolvent or any proceeding shall be instituted by the Maker seeking relief on its behalf as a debtor, or to adjudicate it a bankrupt, or insolvent, or seeking reorganization, arrangement, adjustment or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property or the Maker shall consent by answer or otherwise to the institution of any such proceeding against it; (d) any proceeding is instituted against the Maker seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property which either (i) results in any such entry of an order for relief, adjudication or bankruptcy or insolvency or issuance or entry of any other order having a similar effect or
(ii) remains undismissed for a period of 60 days; (e) a receiver, trustee or other custodian is appointed for any substantial part of the Maker's assets; (if) any assignment is made for the benefit of Maker's creditors; or (g) any of the collateral delivered under the Security Agreement is attached or distrained at any time pursuant to any court order or other legal process.

              If an Event of Default shall occur by
reason of the failure of Maker to make any payment when due hereunder on the due date, the Maker shall have the right to cure such Event of Default by paying, on or before the tenth day following the due date the amount that was due on the due date and interest accrued from the due date at an annual rate equal to the lesser of 12% per annum and the highest amount permitted by applicable law.

              In addition, upon such event of Default, the Payee shall have the option to declare the entire outstanding principal balance and all accrued but unpaid interest on this Note immediately due and payable without presentment or protest or notice or demand, all of which are expressly waived by the Maker and shall have such other rights as set forth in the Security Agreement. Notwithstanding the foregoing, nothing herein is intended to result in interest being charged which would exceed the maximum rate permitted by law.


              In the event that the Maker's limited
partnership interest in Columbia Housing Partners
Corporate Tax Credit III Limited Partnership (the
"Partnership") is liquidated, the entire outstanding principal balance and all accrued by unpaid interest on this Note shall become due and payable, without presentment or notice or protest or demand, all of which are expressly waived by the Maker, not later than the later of (i) the last day of the partnership's taxable year in which such liquidation occurs and (ii)
90 days after the date of such liquidation.

              Should this Note, or any part of the
indebtedness evidenced hereby, be collected by law or through an attorney-at-law, the Payee shall be entitled to collect all costs of collection, including but not limited to, reasonable attorneys' fees

              All or any portion of this Note may be
prepaid by the Maker without prepayment premium or penalty, provided that the amount due under the Note is paid without discount or set-off.

              This Note shall be construed and enforced in accordance with the laws of the State of Missouri.
For any dispute arising under or relating to this Note, the Maker hereby irrevocably submits to the jurisdiction of the Courts, Federal or State, of the State of Missouri

              WITNESS the execution hereof as of the
3rd day of November, 1994.

               KLT INVESTMENTS INC.


               By:/s/John J. DeStefano
               Signature or Authorized Officer

               John J. DeStefano, President
                  Name and Title of Authorized Officer

               By:/s/Janee C. Rosenthal
               Signature of other Authority Officer
               (If necessary)

               Janee C. Rosenthal, Corp. Secretary
&Treasurer
               Name and Title of Authorized Officer






         ACKNOWLEDGEMENT

         STATE OF MISSOURI )
                          ) ss:
         COUNTY OF JACKSON )

              On the 3rd day of November , 1994, before me came John J. DeStefano to me known, being by me duly sworn, who did depose and say that he resides at 1201
Walnut, Kansas City, Missouri 64106; that he is the
President of KLT Investments, Inc., the corporation described in and which executed the foregoing instrument; that he signed his name thereto by order of the board of directors of said corporation.

               /s/Janee C. Rosenthal
               Notary Public

Janee C. Rosenthal
NOTARY PUBLIC STATE OF MISSOURI
CLAY COUNTY
MY COMMISSION EXP. FEB 25, 1995